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                                                                    EXHIBIT 21.1

                                               Jurisdiction of       % of
                                                 Corporation       Ownership
                                               ---------------     ---------

       SUBSIDIARIES OF DONJOY, L.L.C.


dj Orthopedics, LLC                                Delaware           100%



    SUBSIDIARIES OF DJ ORTHOPEDICS, LLC


DJ Orthopedics Capital Corporation                 Delaware           100%

DonJoy de Mexico, S.A. de C.V.                     Mexico             100%

DJ Orthopaedics PTY LTD ACN 094 431 473            Australia           60%

dj Ortho Canada                                    Canada             100%



               SUBSIDIARIES OF DJ ORTHOPEDICS CAPITAL CORPORATION

None.